Exhibit 99.5

WARRANT TRANSFER AGREEMENT

This Warrant Transfer Agreement (this “Agreement”), dated as of March 31, 2012, is made and entered into by and among Tegal Corporation, a Delaware corporation ( “Tegal”), se2quel Partners LLC, a California limited liability company (“Warrantholder”), and sequel Power LLC, a Delaware limited liability company (the “Company”).

RECITALS:

WHEREAS, in connection with the transactions contemplated by the Formation and Contribution Agreement, dated as of January 14, 2011 (the “Formation and Contribution Agreement”), by and among Tegal, Warrantholder and the Company, among other things (i) the Company and Tegal entered into a Tegal Services Agreement (the “Services Agreement”) and (ii) the Company issued Warrantholder a warrant to purchase an aggregate of 92,888 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a per share exercise price equal to $3.15 (in each case after giving effect to a 1-for-5 reverse stock split effected by the Company on June 15, 2011) (the “Warrant”);

WHEREAS, the Company owes Tegal an aggregate of $75,000 in fees under the Services Agreement as of the date of this Agreement (the “Current Fees”), and the parties hereto expect the Company to incur an additional $25,000 in fees under the Services Agreement for the period from April 1, 2012 through June 30, 2012 (the “Future Fees” and, together with the Current Fees, the “Fees”); and

WHEREAS, the parties hereto desire that Warrantholder transfer a portion of the Warrant to Tegal in consideration for the Fees otherwise due to Tegal under the Services Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.              In consideration of Tegal’s obligations set forth in Section 2, Warrantholder hereby irrevocably assigns and transfers unto Tegal for cancelation a portion of the Warrant representing the right to purchase 48,310 shares of Common Stock, and does hereby constitute and appoint Tegal as the undersigned’s attorney-in-fact to transfer such securities on the books of Tegal with full power of substitution in the premises. In connection with the foregoing, warrantholder represents to Tegal as follows:

a.              Warrantholder owns all right, title and interest (legal and beneficial) in and to the Warrant, free and clear of all encumbrances, and has the right to assign and transfer the same to Tegal.

b.             Warrantholder is an “accredited investor” under applicable state and federal securities laws and is a sophisticated person familiar with transactions similar to those contemplated by this Agreement. Warrantholder has received or had access to all the information Warrantholder considers necessary or appropriate for making an informed decision whether or not to enter into this Agreement and transfer a portion of the Warrant. Warrantholder is capable of evaluating the value of the Warrant and has not been induced by, and has not relied upon, any representations, warranties or statements, whether express or implied, made by Tegal or any officer, director or other representative of Tegal. Warrantholder acknowledges and agrees that (i) if not assigned and transferred pursuant to this Agreement, the value of the Warrant may significantly appreciate over time and (ii) Warrantholder is giving up the opportunity to receive the benefit of future appreciation, if any, in the value of the Warrant.

(c)            Warrantholder understands that Tegal will rely on the accuracy and truth of the foregoing representations, and Warrantholder hereby consents to such reliance.

2.              In consideration of Warrantholders’ obligations and representations set forth in Section 1, Tegal hereby (a) irrevocably waives the Fees and (b) delivers to Warrantholder a warrant to purchase an aggregate of 44,578 shares of Common Stock at a per share exercise price equal to $3.15 (the “New Warrant”) representing the portion of the Warrant not transferred to Tegal pursuant to Section 1.

3.              Any notices given under this Agreement shall be in writing and shall be given in accordance with Section 13.3 of the Formation and Contribution Agreement. The laws of the State of Delaware shall govern the validity of this Agreement and the construction and interpretation of its terms. This Agreement, together with the New Warrant, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussion, whether oral or written, of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by telecopy or email transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Transfer Agreement to be executed as of the date set forth above.

SE2QUEL PARTNERS LLC

By:
	Name:	Ferdinand Seemann
	Title:	President and Chief Executive Officer

TEGAL CORPORATION

By:
	Name:	Thomas R. Mika
	Title:	Chairman, President and CEO

SEQUEL POWER LLC

By:
	Name:	Ferdinand Seemann
	Title:	Chief Executive Officer

2

FINAL

WARRANT

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M., CALIFORNIA TIME, ON JANUARY 14, 2015 (THE “EXPIRATION DATE”).

TEGAL CORPORATION

WARRANT TO PURCHASE 44,578 SHARES OF
COMMON STOCK, PAR VALUE $0.01 PER SHARE

For VALUE RECEIVED, se2quel Partners LLC, a California limited liability company (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Tegal Corporation, a Delaware corporation (“Company”), at any time not later than 5:00 P.M., California time, on the Expiration Date (as defined above), at an exercise price per share equal to $3.15 (the exercise price in effect being herein called the “Warrant Price”), 44,578 shares (“Warrant Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1.             Registration. The Company shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.             Transfers. As provided herein, this Warrant and the Warrant Shares may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including an opinion of counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.             Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time prior to its expiration upon surrender of the Warrant, together with delivery of the duly executed Warrant Exercise Form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cash-less exercise as provided below) for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Warrantholder within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, subject to the restrictions on transfer set forth in this Warrant. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Warrantholder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in San Francisco, California are open for the general transaction of business.

Section 4.            Compliance with the Securities Act of 1933. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5.            Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6.            Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7.            Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8.            Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)         If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)         If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

(c)         An adjustment to the Warrant Price shall become effective immediately after the effective date of each other event which requires an adjustment.

(d)         In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9.            Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the fair market value as determined by the Board of Directors of the Company of such fractional share of Common Stock on the date of exercise.

Section 10.           Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11.           Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12.           Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth below, (iv) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (v) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other: Tegal Corporation, 140 2nd Street, Ste 318, Petaluma CA 94952, Attention: Chief Executive Officer, Fax: (707) 773-2854, e-mail: tmika@tegal.com.

Section 13.           Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 14.           Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution. The laws of the State of Delaware shall govern the validity of this Warrant and the construction and interpretation of its terms. Any legal action or proceeding with respect to this Warrant shall be brought in the Court of Chancery of the State of Delaware. By delivery or acceptance of this Agreement, each of the Company and Warrantholder accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court and irrevocably consents to the service of process of the aforementioned court in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Party pursuant to Section 12.

Section 15.           Cashless Exercise.Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed, at the office of the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y(A-B)
      A

where

X = the number of shares of Common Stock which the Warrantholder has then requested be issued to the Warrantholder;

Y = the total number of shares of Common Stock covered by this Warrant which the Warrantholder has surrendered at such time for cash-less exercise (including both shares to be issued to the Warrantholder and shares to be canceled as payment therefor);

A = the average closing price of the Common Stock on its principal trading market or exchange for the 10-trading day period immediately prior to date the net issue election is made; and

B = the Warrant Price in effect under this Warrant at the time the net issue election is made.

Section 16.           No Rights as Stockholder. Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 17.           Amendment; Waiver. Any term of this Warrant may be amended or waived upon the written consent of the Company and the Warrantholder.

Section 18.           Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 31st day of March 2012.

TEGAL CORPORATION

By:
Name:	Thomas R. Mika
Title:	Chairman, President and CEO

APPENDIX A
TEGAL CORPORATION
WARRANT EXERCISE FORM

To Tegal Corporation:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, ________________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by certified mail to the above address, or (other (specify): ______________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated: ______________________, ______

Name:

Address

Federal Identification or Social Security No.

Assignee:

Note: The signature must correspond with the name of Warrantholder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatsoever, unless the Warrant has been assigned.

APPENDIX B
TEGAL CORPORATION
NET ISSUE ELECTION NOTICE

To Tegal Corporation:

Date: [__________________________]

The undersigned hereby elects under Section 15 of this Warrant to surrender the right to purchase [______________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [______________] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address